Exhibit 10.5

AMENDMENT NO. 2

TO THE

RUDDICK SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Amended and Restated January 1, 2005)

By the authority granted the undersigned officer of Harris Teeter Supermarkets, Inc. (f/k/a Ruddick Corporation), this Amendment No. 2 to the Ruddick Supplemental Executive Retirement Plan (“Plan”) is hereby adopted and approved as follows:

1.	Section 1.4 of the Plan shall be amended and restated in its entirety as follows:

1.4 Assumed Automatic Retirement Contribution Retirement Benefit: For a Participant who is not eligible to participate in the Pension Plan on or after October 1, 2005, the annual retirement benefit a Participant would receive under the Automatic Retirement Contribution Subaccount of the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan (f/k/a Ruddick Retirement and Savings Plan) and the Make-Up ARC Contribution under the Harris Teeter Supermarkets, Inc. Flexible Deferral Plan (f/k/a Ruddick Corporation Flexible Deferral Plan) beginning effective October 1, 2005, computed by converting such combined amounts to the appropriate annuity form pursuant to the actuarial equivalence assumptions provided under Section 1.3 of the Pension Plan. For purposes of computing the Assumed Automatic Retirement Contribution Retirement Benefit, if the Participant is younger than age 60 on such date, the value of such Subaccount is first projected to age 60, using PBGC interest rates for deferred annuities in effect on the Participant's Retirement date.

2.	Section 1.6 of the Plan shall be amended and restated in its entirety as follows:

1.6 Assumed Profit Sharing Retirement Benefit: The annual retirement benefit a Participant would receive under a profit sharing plan sponsored by the Company or a Participating Company, including the A&E Profit Sharing Subaccount of the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan (but excluding any other accounts or benefits under the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan), computed by converting such Subaccount to the appropriate annuity form using PBGC immediate annuity rates in effect on the Participant's Retirement date. For purposes of computing the Assumed Profit Sharing Retirement Benefit, if the Participant is younger than age 60 on such date, the value of the Account is first projected to age 60, using PBGC interest rates for deferred annuities in effect on the Participant's Retirement date.

3.	Section 1.12 of the Plan shall be amended and restated in its entirety as follows:

1.12 Committee: The "SERP Administrative Committee" appointed by the Board of Directors of Harris Teeter Supermarkets, Inc. and responsible for administering the Plan as provided for in Article VII.

4.	Section 1.13 of the Plan shall be amended and restated in its entirety as follows:

1.13 Company: Harris Teeter Supermarkets, Inc. (f/k/a Ruddick Corporation), a North Carolina corporation, or any entity which succeeds to its rights and obligations with respect to the Plan.

5.	Section 1.21 of the Plan shall be amended and restated in its entirety as follows:

1.21 Earnings: With respect to a Participant, annual cash compensation actually paid by the Participating Company or an Affiliate to the Participant for Service as reported or reportable on IRS Form W-2 for Federal income tax purposes (or similar form required for such purpose) on a calendar year basis, plus the amount, if any, of compensation which, but for the Participant's election to defer the receipt thereof pursuant to Section 125, 132(f)(4) or 401(k) of the Code or any other plan of deferred compensation (including, without, limitation, the Harris Teeter Supermarkets, Inc. Flexible Deferral Plan (f/k/a the Ruddick Corporation Flexible Deferral Plan (the "FDP")), would have been reflected on Form W-2; however, such earnings shall exclude all distributions made by the FDP. The foregoing notwithstanding, Earnings shall not include: (i) any sums paid by a Participating Company as payment for or reimbursement of any expenses including relocation, foreign housing and travel expenses, regardless of whether such sums are taxable income to the Participant, (ii) payment for premiums or similar fees or expenses related to any life insurance plan or program, (iii) tax gross up payments and payment of foreign taxes, (iv) amounts of a Profit Sharing Award under the American & Efird, Inc. Employees' Profit Sharing Plan actually paid to or deferred by an Employee, (v) amounts realized from the exercise of a non-qualified stock option, from the sale, exchange or other disposition of stock acquired under a qualified stock option, when restricted stock (or property) held by the Participant becomes freely transferable or is no longer subject to a substantial risk of forfeiture, or from dividends paid on restricted stock prior to vesting that are otherwise reportable as wages, and (vi) any severance paid after the Participant's employment with the Participating Employers ends or separation pay pursuant to a separation agreement.

6.	Section 1.33 of the Plan shall be amended and restated in its entirety as follows:

1.33 Pension Plan: The "Harris Teeter Supermarkets, Inc. Employees’ Pension Plan” (f/k/a the “Ruddick Corporation Employees' Pension Plan"), as amended and restated effective October 1, 2005, and as it may be amended from time to time hereafter.

7.	Section 1.34 of the Plan shall be amended and restated in its entirety as follows:

1.34 Plan: The Harris Teeter Supermarkets, Inc. Supplemental Executive Retirement Plan (f/k/a the Ruddick Supplemental Executive Retirement Plan) as contained herein and as it may be amended from time to time hereafter.

IN WITNESS WHEREOF, this Amendment No. 2 to the Ruddick Supplemental Executive Retirement Plan is adopted effective April 2, 2012.

HARRIS TEETER SUPERMARKETS, INC.

By: /S/ JOHN B. WOODLIEF

John B. Woodlief, Executive Vice President
and Chief Financial Officer